UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 – K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report:     September 23, 2005

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number     0-7903

DELAWARE	36-2675371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:     (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into a Material Definitive Agreement.

On September 23, 2005, our subsidiary within the Company’s Inform segment, Peek Traffic Corporation, entered into a Lease with Gulfcoast Property No. 1, LLC for the facilities Peek Traffic Corporation occupies in Palmetto, Florida. The Lease has a thirty-nine month term commencing October 1, 2005, with one option to renew for two years.  The leased premises contain approximately 40,000 square feet of office and manufacturing space. We guaranteed the Lease.  The contractual obligation relating to the base rent per the Lease over the next thirty-nine month period, without renewal, is approximately $1,004,000.

Item 8.01                                             Other Events.

On September 23, 2005, we and Peek Traffic Group Limited and its affiliates (Sellers) settled and released each other from all claims arising from our 2003 acquisition of the Peek Traffic business pursuant to the to the Asset Purchase Agreement dated December 10, 2003 (APA) in advance of the contractual time limitation period.  Pursuant to the settlement agreement, we received $650,000 in settlement of our claims which will be recorded to earnings during our first quarter ended September 30, 2005.  Also per the settlement agreement, Sellers sold to us all of the 150,603 shares of Quixote Corporation common stock acquired by Sellers as part of the purchase price and held in escrow pursuant to the APA.  The purchase of the common stock will be recorded as a treasury stock transaction in the amount of $3,105,133, valued at $20.618 per share in accordance with the APA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION

DATE:	September 23, 2005	/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial Officer and Treasurer (Chief Financial & Accounting Officer)